                                                                    Exhibit 99.1

                              Exhibit 1. A. (12)

                        Sample Hypothetical Illustrations

                           HYPOTHETICAL ILLUSTRATIONS

The following illustrations show how certain values under a sample Policy would change with different rates of fictional investment performance over an extended period of time. In particular, the illustrations show how the death benefit, cash value, and net surrender value under a Policy issued to an insured of a given age, would change over time if the premiums indicated were paid and the return on the assets in the subaccounts were a uniform gross annual rate (before any expenses) of 0%, 6% or 12%. The tables illustrate Policy values that would result based on assumptions that you pay the premiums indicated, you do not change your specified amount, and you do not take any cash withdrawals or Policy loans. Actual returns will fluctuate over time and likely will be both positive and negative. The actual values under the Policy could be significantly different from those shown even if actual returns averaged 0%, 6% and 12%, but fluctuated over and under those averages throughout the years shown. Depending on the timing and degree of fluctuation, the actual values could be substantially less than those shown, and may, under certain circumstances, result in the lapse of the Policy unless the owner pays more than the stated premium.

We based the first illustration on a Policy for an insured who is a 35 year old male in the non-tobacco use, ultimate select rate class, annual premiums of $5,500, a $500,000 specified amount and death benefit Option A. This illustration also assumes cost of insurance charges based on our current cost of insurance rates. The second illustration is based on the same factors as the first illustration, except that cost of insurance rates are based on the guaranteed cost of insurance rates (based on the 1980 Commissioners Standard Ordinary Mortality Table).

The amounts we show for the death benefits, cash values and net surrender values take into account (1) the daily charge for assuming mortality and expense risks assessed against each subaccount. This charge is equivalent to an annual charge of 0.90% of the average net assets of the subaccounts during the first 15 Policy years (we guarantee to reduce this charge to 0.60% after the first 15 Policy years). We intend to reduce this charge to 0.30% in the 16th Policy year but we do not guarantee that we will do so, and we reserve the right to maintain this charge at the 0.60% level after the 15th Policy year. The following illustrations use 0.30% after the 15th Policy year; (2) estimated daily expenses equivalent to an effective average annual expense level of 0.94% of the portfolios' average daily net assets; and (3) all applicable premium expense charges and cash value charges. The 0.94% average portfolio expense level assumes an equal allocation of amounts among the 38 subaccounts (this percentage does not include Janus Global portfolio because this portfolio is no longer available to new investors). We used annualized actual audited expenses incurred during 2001 as shown in the Portfolio Annual Expense Table in the Policy prospectus for the portfolios to calculate the average annual expense level.

Taking into account the assumed charges of 1.84%, the gross annual investment return rates of 0%, 6% and 12% are equivalent to net annual investment return rates of -1.84%, 4.16% and 10.16% during the first 15 Policy years and -1.24%, 4.76% and 10.76% thereafter.

During 2001, AEGON/Transamerica Fund Advisers, Inc. ("AEGON/Transamerica Advisers") undertook to pay those normal operating expenses of certain AEGON/Transamerica Series Fund, Inc. ("Series Fund") portfolios that exceeded a certain stated percentage of those portfolios' average daily net assets. AEGON/Transamerica Advisers has undertaken until at least April 30, 2003 to pay expenses to the extent normal operating expenses of certain portfolios of the Series Fund exceed a stated percentage of the portfolio's average daily net assets. For details on these expense limits, the amounts reimbursed by AEGON/Transamerica Advisers during 2001, and the expense ratios without the reimbursements, see the Portfolio Annual Expense Table in the Policy prospectus.


WITHOUT THESE WAIVERS AND REIMBURSEMENTS, TOTAL ANNUAL EXPENSES FOR THE PORTFOLIOS WOULD HAVE BEEN GREATER, AND THE ILLUSTRATIONS WOULD HAVE ASSUMED THAT THE ASSETS IN THE PORTFOLIOS WERE SUBJECT TO AN AVERAGE ANNUAL EXPENSE LEVEL OF 1.02%.


THE HYPOTHETICAL RETURNS SHOWN IN THE TABLES ARE PROVIDED ONLY TO ILLUSTRATE THE MECHANICS OF A HYPOTHETICAL POLICY AND DO NOT REPRESENT PAST OR FUTURE INVESTMENT RATES OF RETURN. Tax charges that may be attributable to the separate account are not reflected because we are not currently making such charges. In order to produce after tax returns of 0%, 6% or 12% if such charges are made in the future, the separate account would have to earn a sufficient amount in excess of 0%, 6% or 12% to cover any tax charges.

The "Premium Accumulated at 5%" column of each table shows the amount which would accumulate if you invested an amount equal to the premium to earn interest at 5% per year, compounded annually.

We will furnish, upon request, a comparable illustration reflecting the proposed insured's age, gender, risk classification and desired Policy features.

                                      ELITE
                  WESTERN RESERVE LIFE ASSSUARANCE CO. OF OHIO
                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
                           HYPOTHETICAL ILLUSTRATIONS
                                MALE ISSUE AGE 35

Specified Amount                   $500,000                Ultimate Select Class
Annual Premium                       $5,500                Option Type A

                    Using Current Cost of Insurance Rates

                                                   DEATH BENEFIT
END OF              PREMIUMS            ASSUMING HYPOTHETICAL GROSS AND NET
POLICY            ACCUMULATED               ANNUAL INVESTMENT RETURN OF
YEAR                 AT 5%        0% (GROSS)          6% (GROSS)      12% (GROSS)
                                 -1.92% (NET)        4.08% (NET)     10.08% (NET)
                                 YEARS 1 - 15        YEARS 1- 15       YEARS 1-15
                                  1.32% (NET)         4.68% (NET)     10.68% (NET)
                                 - YEARS 16+          YEARS 16+        YEARS 16+
  1                   5,775         500,000            500,000           500,000
  2                  11,839         500,000            500,000           500,000
  3                  18,206         500,000            500,000           500,000
  4                  24,891         500,000            500,000           500,000
  5                  31,911         500,000            500,000           500,000
  6                  39,281         500,000            500,000           500,000
  7                  47,020         500,000            500,000           500,000
  8                  55,146         500,000            500,000           500,000
  9                  63,678         500,000            500,000           500,000
 10                  72,637         500,000            500,000           500,000
 15                 124,616         500,000            500,000           500,000
 20                 190,956         500,000            500,000           500,000
 30(AGE 65)         383,684         500,000            500,000         1,079,880
 40(AGE 75)         697,619         500,000            500,000         2,671,332
 50(AGE 85)       1,208,985            *               823,698         7,236,372
 60(AGE 95)       2,041,946            *             1,295,531        18,890,762


                                CASH VALUE                                        NET SURRENDER VALUE
END OF                ASSUMING HYPOTHETICAL GROSS AND NET               ASSUMING HYPOTHETICAL GROSS AND NET
POLICY                    ANNUAL INVESTMENT RETURN OF                       ANNUAL INVESTMENT RETURN OF
YEAR           0% (GROSS)        6% (GROSS)        12% (GROSS)     0% (GROSS)     6% (GROSS)       12% (GROSS)
              -1.92% (NET)       4.08% (NET)       10.08% (NET)   -1.92% (NET)    4.08% (NET)     10.08% (NET)
              YEARS 1-15         YEARS 1-15        YEARS 1-15      YEARS 1-15     YEARS 1- 15       YEARS 1-15
               1.32% (NET)       4.68% (NET)       10.68% (NET)   -1.32% (NET)    4.68% (NET)     10.68% (NET)
              - YEARS 16+         YEARS 16+          YEARS 16+      YEARS 16+     YEARS 16+         YEARS 16+
  1               4,578              4,881               5,185           704          1,008             1,312
  2               9,055              9,950              10,881         4,720          5,614             6,546
  3              13,425             15,203              17,131         8,628         10,406            12,334
  4              17,694             20,656              23,997        12,435         15,397            18,738
  5              21,832             26,283              31,509        16,110         20,562            25,788
  6              25,836             32,088              39,730        19,653         25,905            33,547
  7              29,702             38,071              48,726        23,057         31,426            42,080
  8              33,433             44,241              58,579        26,326         37,134            51,472
  9              36,964             50,540              69,313        29,394         42,971            61,744
 10              40,326             57,004              81,052        32,295         48,973            73,021
 15              54,473             91,866             158,831        54,473         91,866           158,831
 20              66,121            135,569             291,671        66,121        135,569           291,671
 30(AGE 65)      82,361            260,201             885,148        82,361        260,201           885,148
 40(AGE 75)      71,437            458,544           2,496,572        71,437        458,544         2,496,572
 50(AGE 85)         *              784,474           6,891,783          *           784,474         6,891,783
 60(AGE 95)         *            1,282,704          18,703,725          *         1,282,704        18,703,725

                                      ELITE

                  WESTERN RESERVE LIFE ASSSUARANCE CO. OF OHIO
                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
                           HYPOTHETICAL ILLUSTRATIONS
                                MALE ISSUE AGE 35

Specified Amount                     $500,000             Ultimate Select Class
Annual Premium                         $5,500             Option Type A

                    Using Guaranteed Cost of Insurance Rates

                                              DEATH BENEFIT
END OF          PREMIUMS              ASSUMING HYPOTHETICAL GROSS AND NET
POLICY        ACCUMULATED                ANNUAL INVESTMENT RETURN OF
YEAR             AT 5%           0% (GROSS)     6% (GROSS)      12% (GROSS)
                                -1.92% (NET)    4.08% (NET)    10.08% (NET)
                                 YEARS 1-15     YEARS 1-15     YEARS 1-15
                                 1.32% (NET)    4.68% (NET)    10.68% (NET)
                                - YEARS 16+      YEARS 16+      YEARS 16+
 1               5,775             500,000        500,000         500,000
 2               11,839            500,000        500,000         500,000
 3               18,206            500,000        500,000         500,000
 4               24,891            500,000        500,000         500,000
 5               31,911            500,000        500,000         500,000
 6               39,281            500,000        500,000         500,000
 7               47,020            500,000        500,000         500,000
 8               55,146            500,000        500,000         500,000
 9               63,678            500,000        500,000         500,000
10               72,637            500,000        500,000         500,000
15              124,616            500,000        500,000         500,000
20              190,956            500,000        500,000         500,000
30(AGE 65)      383,684            500,000        500,000        1,035,066
40(AGE 75)      697,619               *           500,000        2,494,906
50(AGE 85)     1,208,985              *           559,914        6,550,898
60(AGE 95)     2,041,946              *           854,346       16,154,011


                            CASH VALUE                                 NET SURRENDER VALUE
END OF          ASSUMING HYPOTHETICAL GROSS AND NET            ASSUMING HYPOTHETICAL GROSS AND NET
POLICY               ANNUAL INVESTMENT RETURN OF                  ANNUAL INVESTMENT RETURN OF
YEAR          0% (GROSS)    6% (GROSS)      12% (GROSS)    0% (GROSS)     6% (GROSS)       12% (GROSS)
             -1.92% (NET)   4.08% (NET)     10.08% (NET)  -1.92% (NET)    4.08% (NET)     10.08% (NET)
             YEARS 1-15      YEARS 1-15     YEARS 1-15     YEARS 1-15     YEARS 1-15      YEARS 1-15
             1.32% (NET)    4.68% (NET)     10.68% (NET)  -1.32% (NET)    4.68% (NET)     10.68% (NET)
             - YEARS 16+     YEARS 16+        YEARS 16+     YEARS 16+     YEARS 16+        YEARS 16+
 1               4,578          4,881            5,185           704          1,008            1,312
 2               8,968          9,860           10,789         4,633          5,524            6,453
 3              13,229         14,996           16,912         8,431         10,198           12,115
 4              17,358         20,293           23,605        12,099         15,034           18,346
 5              21,351         25,750           30,918        15,630         20,028           25,197
 6              25,205         31,369           38,913        19,022         25,186           32,730
 7              28,910         37,147           47,648        22,265         30,501           41,002
 8              32,470         43,090           57,202        25,362         35,983           50,095
 9              35,875         49,197           67,652        28,305         41,627           60,083
10              39,128         55,475           79,094        31,097         47,443           71,063
15              52,811         89,367          154,992        52,811         89,367          154,992
20              62,999        130,840          283,917        62,999        130,840          283,917
30(AGE 65)      54,096        228,922          848,415        54,096        228,922          848,415
40(AGE 75)         *          344,975        2,331,688          *           344,975        2,331,688
50(AGE 85)         *          533,251        6,238,950          *           533,251        6,238,950
60(AGE 95)         *          845,887       15,994,071          *           845,887       15,994,071